February 20, 1996


Merrill Lynch Asset Income Fund, Inc.
800 Scudders Mill Road
Plainsboro, NJ  08536

Gentlemen:

           We have acted as counsel to
Merrill Lynch Asset Income Fund, Inc.
(the "Fund") in connection with the sale of its shares of common stock (the
"Shares"). You have asked us to furnish certain legal opinions in connection with the filing of a notice (the "Notice") under Rule 24f-2 of the Investment Company
Act  of 1940, as amended (the "Act").

           For  purposes of the opinion
expressed in this letter, we  have
examined the Fund's Articles of
Incorporation as amended through
the  date  hereof,  the  resolutions
of  the  Board  of Directors  of the
Fund and such other documents
and questions  of law  as  we  have
deemed necessary or advisable.
As to relevant matters of fact, we have relied upon such documents as we deemed appropriate.

          Based on the foregoing, we
are of the opinion that when the
987,017 Shares referred to in paragraph
10 of the Notice were sold  during the
fiscal year ended December 31, 1995
in reliance upon registration pursuant to Rule 24f-2 of the Act and in accordance with the currently effective prospectus of the Fund, the Shares were legally issued, fully paid and non-assessable.

 Very truly yours,


/s/ Rogers & Wells

cc:  Mark B. Goldfus